SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 9) (1)


                                 AXOGEN LIMITED
                                (Name of Issuer)


                                      UNITS
                 (Including Underlying Axogen Common Shares, Par
                Value $0.01 Per Share, Now Trading Independently)
                         (Title of Class of Securities)


       054614201 (Underlying Axogen Shares Now Traded as CUSIP G0690R108)
                                 (CUSIP Number)


                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                JANUARY 19, 1999
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 84 Pages
                         Exhibit Index Found on Page 45

-----------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule
         13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan
         Warrants as described in the Preliminary Note herein.   The
         Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
   OWNED BY           See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule
         13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan
         Warrants as described in the Preliminary Note herein.   The
         Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule
         13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan
         Warrants as described in the Preliminary Note herein.   The
         Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule
         13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan
         Warrants as described in the Preliminary Note herein.   The
         Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule
         13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan
         Warrants as described in the Preliminary Note herein.   The
         Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK  BOX IF THE  AGGREGATE  AMOUNT  IN ROW (11)  EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
         13  PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY
---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8 SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*
         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 84 Pages

                                       13D
===============================
CUSIP No. 054614201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*
         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER
                      -0-
    SHARES
                ------=========================================================
  BENEFICIALLY    8   SHARED  VOTING  POWER
    OWNED BY          See 11 below and the  Preliminary Note.
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER
                      -0-
   REPORTING
                ------=========================================================
  PERSON WITH     10  SHARED  DISPOSITIVE  POWER
                      See 11 below  and the Preliminary Note.
----------------------=========================================================
   11    AGGREGATE AMOUNT  BENEFICIALLY OWNED BY EACH REPORTING PERSON
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         The Units have been separated into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Shares (CUSIP # G0690R108) which is attached as Exhibit 1 hereto for information regarding such deemed beneficial ownership. See also the Preliminary Note.
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 84 Pages

         This Amendment No. 9 to Schedule 13D amends the Schedule 13D initially filed on November 27, 1996 (collectively, with all amendments thereto, the "Schedule 13D").

Preliminary Note.

      This amendment to the Schedule 13D reflects the following events:

         (1) the separation on January 4, 1999 (the "Separation Date"), of each Axogen Unit into its component parts: one Common Share, par value $.01 per share, of Axogen Limited (the "Shares") and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt (the "Warrants"); (2) certain purchases of the Units which were consummated prior to the Separation Date; and (3) the addition of two Reporting Persons to the Schedule 13D.

      As a result of the separation, the Units have ceased to exist. The Reporting Persons' beneficial ownership in the Shares underlying the Units is the same as it was as of the Separation Date. For a statement of the Reporting Persons' beneficial ownership of Shares, see Exhibit 1 hereto for a copy of the
Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999.

Item 2. Identity and Background.

      Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by: (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Units held by it;
(ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Units held by it: (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Units held by it; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Units held by it; (v) Tinicum Partners, L.P., a New York

                               Page 21 of 84 Pages
limited partnership ("Tinicum"; collectively with FCP, FCIP, FCIP II and FCIP III, the "Partnerships"), with respect to the Units held by it; (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company ("FCMLLC"), with respect to the Units held by Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and certain other accounts managed by FCMLLC (together with Offshore, the "Managed Accounts"); (vii) Farallon Partners, L.L.C., a Delaware limited liability company ("FPLLC"), with respect to the Units held by each of the Partnerships; (viii) each of Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"),
William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen
L. Millham ("Millham"), Meridee A. Moore ("Moore") and Thomas F. Steyer ("Steyer"), with respect to the Units held by each of the Partnerships and the Managed Accounts; and (ix) Fleur E. Fairman ("Fairman") with respect to the Units held by each of the Partnerships (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

      The name, address, principal business, citizenship or state of organization, executive officers, directors and controlling persons of FCMLLC and FPLLC are set forth on Annex 1 hereto. The Units reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Units. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units owned by the

                               Page 22 of 84 Pages

Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units.

      (b) The address of the principal business and principal office of (i) the Partnerships, FCMLLC and FPLLC is One Maritime Plaza, Suite 1325, San Francisco, California 94111, and (ii) Offshore is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

      (c) The principal business of each of the Partnerships and Offshore is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of FPLLC is to act as the general partner (the "General Partner") of the Partnerships. The principal business of FCMLLC is that of a registered investment adviser.

      (d) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was, or is subject to, a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

      The net investment cost (including commissions) is approximately $32,010 for the 500 Units acquired by FCP since the filing of the prior Schedule 13D, approximately $76,824 for the 1,200 Units acquired by FCIP since the filing of the prior Schedule 13D, approximately $12,804 for the 200 Units acquired by FCIP II since the filing of the prior Schedule 13D, approximately $12,804

                               Page 23 of 84 Pages
for the 200 Units acquired by FCIP III since the filing of the prior Schedule 13D, approximately $6,402 for the 100 Units acquired by Tinicum since the filing of the prior Schedule 13D and approximately $83,226 for the 1,300 Units acquired by the Managed Accounts since the filing of the prior Schedule 13D (2). All of such Units were acquired prior to the Separation Date.

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

      A. Farallon Capital Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith is calculated based upon the

-----------
      2 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 24 of 84 Pages

                  5,290,000 Units outstanding by Axogen in its 1997 Limited Annual Report.

            (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

                               Page 25 of 84 Pages

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

            (c) The trade dates, number of Units purchased or sold and the price per Unit ) for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

                               Page 26 of 84 Pages

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c) The trade dates, number of Units purchased or sold and the price per Unit for all purchases and sales by the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FCMLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

                               Page 27 of 84 Pages

      G. Farallon Partners, L.L.C.

            (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      H. Enrique H. Boilini

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

                               Page 28 of 84 Pages

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      K. William F. Duhamel

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Duhamel is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition

                               Page 29 of 84 Pages
                  of the proceeds of the sale of the Units held by the Managed Accounts. Duhamel is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      L. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. Fairman is a managing member of FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      M. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

                               Page 30 of 84 Pages

      N. Andrew B. Fremder

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      O. Richard B. Fried

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fried is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Fried is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

                               Page 31 of 84 Pages

      P. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      Q. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      R. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

                               Page 32 of 84 Pages

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      S. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e) As stated in the Preliminary Note, the Axogen Units separated on January 4, 1999, and ceased to exist. As of such date, the Reporting Person is not the beneficial holder of any Units. The Reporting Person's deemed beneficial ownership in the Shares underlying the Units is the same as it was prior to the Separation Date. For a statement of such deemed beneficial ownership, see the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999, which is attached as Exhibit 1 hereto.

      The Units reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Units. Each of FPLLC and Fairman, as a managing member of FPLLC,

                               Page 33 of 84 Pages
may be deemed to be the beneficial owner of all such Units owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units.

Item 7. Materials to be Filed as Exhibits.

      There is filed herewith as Exhibit 1 the Schedule 13D filed by the Reporting Persons with respect to the Shares on or about January 26, 1999. There is filed herewith as Exhibit 2 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                               Page 34 of 84 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 26, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.


      The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                               Page 35 of 84 Pages

                                                                         ANNEX 1


      Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of FCMLLC and FPLLC is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e)   Managing  Members:  Thomas  F.  Steyer,  Senior  Managing  Member;
            Enrique H. Boilini,  David I. Cohen, Joseph F. Downes,  William F.
            Duhamel,  Jason M. Fish,  Andrew B.  Fremder,  Richard  B.  Fried,
            William  F.  Mellin,  Stephen L.  Millham  and  Meridee A.  Moore,
            Managing Members.

2.    (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e)   Managing  Members:  Thomas  F.  Steyer,  Senior  Managing  Member;
            Enrique H. Boilini,  David I. Cohen, Joseph F. Downes,  William F.
            Duhamel,  Fleur E.  Fairman,  Jason M.  Fish,  Andrew B.  Fremder,
            Richard B.  Fried,  William F.  Mellin,  Stephen  L.  Millham  and
            Meridee A. Moore, Managing Members.

3.    (a)   Enrique H. Boilini
      (b)   c/o Farallon Capital Management, L.L.C.
            75 Holly Hill Lane
            Greenwich, Connecticut  06830
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   Argentinean Citizen

4.    (a)   David I. Cohen
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   South African Citizen

                               Page 36 of 84 Pages

5.    (a)   Joseph F. Downes
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

6.    (a)   William F. Duhamel
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

7.    (a)   Fleur E. Fairman
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.
      (d)   United States Citizen

8.    (a)   Jason M. Fish
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

9.    (a)   Andrew B. Fremder
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

10.   (a)   Richard B. Fried
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 37 of 84 Pages

11.   (a)   William F. Mellin
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

12.   (a)   Stephen L. Millham
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

13.   (a)   Meridee A. Moore
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing  Member of Farallon  Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

14.   (a)   Thomas F. Steyer
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Senior Managing Member of Farallon Partners, L.L.C.; Senior Managing
            Member of Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 38 of 84 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (3)
                                                  (including commission)

        12/29/98                     500 (P)              $64.02

-----------
      3 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 39 of 84 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (4)
                                                  (including commission)

        12/29/98                   1,200 (P)              $64.02

-----------
      4 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 40 of 84 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (5)
                                                  (including commission)

        12/29/98                     200 (P)              $64.02

-----------
      5 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 41 of 84 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (6)
                                                  (including commission)

        12/29/98                     200 (P)              $64.02

-----------
      6 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 42 of 84 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (7)
                                                  (including commission)

        12/29/98                     100 (P)              $64.02

-----------
      7 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 43 of 84 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF UNITS
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (8)
                                                  (including commission)

        12/29/98                   1,200 (P)              $64.02

        12/29/98                     100 (P)              $64.02

-----------
      8 As purchases reported herein were consummated prior to the Separation Date, the reported price is a per Unit price. Each Unit consisted of one Common Share, par value $.01 per share, of Axogen Limited and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt. For purposes of this Schedule 13D, the net investment cost attributes all of the Unit price to the related Share.

                               Page 44 of 84 Pages

                           Exhibit Index

         Exhibit 1         Schedule  13D  Relating  to the  Common  Shares  of
                           Axogen

         Exhibit 2         Joint  Acquisition   Statement   Pursuant  to  Rule
                           13D-(f)(1)

                               Page 45 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                            (Amendment No. _________) (1)


                                 AXOGEN LIMITED
                                (Name of Issuer)

                     COMMON SHARES, PAR VALUE $.01 PER SHARE
                 (Formerly Traded as Part of Axogen/Elan Units)
                         (Title of Class of Securities)

               G0690R108 (formerly included under CUSIP 054614201)
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                JANUARY 19, 1999
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 38 Pages
                         Exhibit Index Found on Page 37

-----------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 46 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No.  G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      198,900 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      198,900 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         198,900 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE  AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         3.8 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 47 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      204,011 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      204,011 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         204,011 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         3.9 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 48 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      54,400 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      54,400 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING  PERSON
         54,400 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         1.0 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 49 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                     13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      25,889 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      25,889 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING  PERSON
         25,889 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         0.5 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 50 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      18,900 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      18,900 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING  PERSON
         18,900 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         0.4 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 51 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      248,600 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      248,600 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         248,600 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         4.7 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 52 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      502,100 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      502,100 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         502,100 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         9.5 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 53 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No.  G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 54 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 55 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 56 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 57 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      502,100 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      502,100 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         502,100 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED  BY AMOUNT IN ROW (11)
         9.5 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 58 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 59 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 60 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 61 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 62 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 63 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 64 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                       13D
===============================
CUSIP No. G0690R108
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         N/A
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]
---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      750,700 [See 11 below and the Preliminary Note.]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      750,700 [See 11 below and the Preliminary Note.]
----------------------=========================================================
   11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING PERSON
         750,700 [Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]
---------======================================================================
   13    PERCENT OF CLASS  REPRESENTED BY AMOUNT IN ROW (11)
         14.2 %[Reflects the separation of the Axogen Units into underlying Axogen Shares and Elan Warrants as described in the Preliminary Note herein. The Reporting Person's deemed beneficial ownership in the Axogen Shares underlying the Units is the same as it was prior to separation. See the Schedule 13D filed by the Reporting Person with respect to the Axogen Units. See also the Preliminary Note.]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 65 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


Preliminary Note.

      On January 4, 1999 (the "Separation Date"), the Units of Axogen Limited (the "Units"), each composed of one Common Share, par value $.01 per share, of Axogen Limited (the "Shares") and one warrant, represented by one American Depositary Share, evidenced by one American Depositary Receipt, to purchase one Ordinary Share, par value 4 Irish pence, of Elan Corporation, plc, represented by one American Depositary Share, evidenced by one American Depositary Receipt (the "Warrants"), separated. As a result of the separation, the component Shares and Warrants began trading independently and the Units have ceased to exist. This Schedule 13D is being filed to report beneficial ownership of the Shares (as opposed to the Units) as a result of the separation of the Shares from the Units. There have been no transactions in the Shares by any of the Reporting Persons (as defined below) since the Separation Date.

      Prior  to  the  Separation  Date,  the  Reporting   Persons  had  reported
beneficial ownership of the Units on a Schedule 13D which was most recently amended on or about January 26, 1999.

Item 1. Security and Issuer.

      This statement relates to the Common Shares, par value $.01 per share, of Axogen Limited (the "Company"). The Company's principal offices are located at 102 St. James Court, Flatts, Smiths, FL 04 Bermuda.

Item 2.  Identity and Background.

      (a) This statement is filed by: (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;
(ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it: (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it; (v) Tinicum Partners, L.P., a New

                               Page 66 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


York limited partnership ("Tinicum"; collectively with FCP, FCIP, FCIP II and FCIP III, the "Partnerships"), with respect to the Shares held by it; (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company
("FCMLLC"), with respect to the Shares held by Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and certain other accounts managed by FCMLLC (together with Offshore, the "Managed Accounts"1); (vii) Farallon Partners, L.L.C., a Delaware limited liability company ("FPLLC"), with respect to the Shares held by each of the Partnerships;
(viii) each of Enrique H. Boilini ("Boilini"),  David I. Cohen ("Cohen"), Joseph
F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore") and Thomas F. Steyer ("Steyer"), with respect to the Shares held by each of the Partnerships and the Managed Accounts; and (ix) Fleur E. Fairman ("Fairman") with respect to the Shares held by each of the Partnerships (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

      The name, address, principal business, citizenship or state of organization, executive officers, directors and controlling persons of FCMLLC and FPLLC are set forth on Annex 1 hereto. The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the

-----------
      2 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 12,800 Shares (equal to approximately 0.2 % of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                               Page 67 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

      (b) The address of the principal business and principal office of (i) the Partnerships, FCMLLC and FPLLC is One Maritime Plaza, Suite 1325, San Francisco, California 94111, and (ii) Offshore is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

      (c) The principal business of each of the Partnerships and Offshore is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of FPLLC is to act as the general partner (the "General Partner") of the Partnerships. The principal business of FCMLLC is that of a registered investment adviser.

      (d) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was, or is subject to, a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds and Other Consideration.

      As stated in the Preliminary Note, this Schedule 13D is being filed solely to reflect the separation of the Shares from the Units on the Separation Date. The net investment costs (including

                               Page 68 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


commissions) for all Units acquired by the Reporting Persons has been reported in the Schedule 13D, as amended, filed by the Reporting Persons with respect to the Units. As stated therein, for purposes of such filings, 100% of the net Unit price for each Unit was attributed to the underlying Share. For further information regarding the net investment costs (including commissions) of such Units (and corresponding Shares), see the Schedule 13D, as amended, filed by the Reporting Persons with respect to the Units.

Item 4.  Purpose of the Transaction.

      The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Partnerships and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

      Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations.

      Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company, and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

      Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

                               Page 69 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

      A. Farallon Capital Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote Two hereto is calculated based upon the 5,290,000 Shares outstanding as of January 20, 1999, as reported by the Company.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

                               Page 70 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c) As stated in the Preliminary Note, there have been no transactions in the Shares since the Separation Date.

                               Page 71 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FCMLLC.

            (e)   Not applicable.

      G. Farallon Partners, L.L.C.

            (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      H. Enrique H. Boilini

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)   None.

                               Page 72 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      K. William F. Duhamel

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Duhamel is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Duhamel is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      L. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)   None.

                               Page 73 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

            (e)   Not applicable.

      M. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      N. Andrew B. Fremder

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      O. Richard B. Fried

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fried is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition

                               Page 74 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                  of the proceeds of the sale of the Shares held by the Managed Accounts. Fried is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      P. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      Q. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      R. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)   None.

                               Page 75 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      S. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

                               Page 76 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer.

      Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials to be Filed as Exhibits.

      There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                               Page 77 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 26, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.


      The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                               Page 78 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                                                         ANNEX 1


      Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of FCMLLC and FPLLC is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e)   Managing  Members:  Thomas  F.  Steyer,  Senior  Managing  Member;
            Enrique H. Boilini,  David I. Cohen, Joseph F. Downes,  William F.
            Duhamel,  Jason M. Fish,  Andrew B.  Fremder,  Richard  B.  Fried,
            William  F.  Mellin,  Stephen L.  Millham  and  Meridee A.  Moore,
            Managing Members.

2.    (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e)   Managing  Members:  Thomas  F.  Steyer,  Senior  Managing  Member;
            Enrique H. Boilini,  David I. Cohen, Joseph F. Downes,  William F.
            Duhamel,  Fleur E.  Fairman,  Jason M.  Fish,  Andrew B.  Fremder,
            Richard B.  Fried,  William F.  Mellin,  Stephen  L.  Millham  and
            Meridee A. Moore, Managing Members.

3.    (a)   Enrique H. Boilini
      (b)   c/o Farallon Capital Management, L.L.C.
            75 Holly Hill Lane
            Greenwich, Connecticut  06830
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   Argentinean Citizen

4.    (a)   David I. Cohen
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   South African Citizen

                               Page 79 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


5.    (a)   Joseph F. Downes
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

6.    (a)   William F. Duhamel
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

7.    (a)   Fleur E. Fairman
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.
      (d)   United States Citizen

8.    (a)   Jason M. Fish
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

9.    (a)   Andrew B. Fremder
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

10.   (a)   Richard B. Fried
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 80 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


11.   (a)   William F. Mellin
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

12.   (a)   Stephen L. Millham
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

13.   (a)   Meridee A. Moore
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners,  L.L.C.;  Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

14.   (a)   Thomas F. Steyer
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Senior Managing Member of Farallon Partners, L.L.C.; Senior Managing
            Member of Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 81 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                  EXHIBIT INDEX

            EXHIBIT 1   Joint Acquisition Statement Pursuant to Rule 13D-(f)(1)

                               Page 82 of 84 Pages

                                                       EXHIBIT 1 to SCHEDULE 13D


                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

       The  undersigned  acknowledge  and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: January 26, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.

                               Page 83 of 84 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

      The  undersigned  acknowledge  and agree that the  foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: January 26, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.

                               Page 88 of 84 Pages